EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185612, 333-208575, 333-216518 and 333-225054 on Form S-8 and Registration Statement Nos. 333-192519, 333-195662, 333-204597, 333-212107, 333-213471, 333-214593, 333-228933, 333-229278 and 333-229528 on Form S-3 of our reports dated March 11, 2019, relating to the consolidated financial statements and financial statement schedule of Par Pacific Holdings, Inc. and subsidiaries and the effectiveness of Par Pacific Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston,Texas
March 11, 2019